Exhibit 99.1

For Immediate Release

BreitBurn Energy Partners Reports Limited Exposure to Lehman Brothers Holdings Inc. and its Affiliates

LOS ANGELES, September 17, 2008 - In response to numerous inquiries, BreitBurn Energy Partners L.P. (NASDAQ:BBEP)(the "Partnership") announced today that it has minimal exposure to Lehman Brothers Holdings Inc. (“Lehman Holdings”) and its affiliates in light of Lehman Holding’s recent bankruptcy filing. Consequently, BreitBurn Energy Partners does not anticipate that the Lehman Brothers bankruptcy is likely to have any material adverse effect upon the Partnership.

An affiliate of Lehman Brothers Holdings Inc. is the counter-party to a 2011 oil hedge transaction. Specifically, Lehman Brothers Commodities Services Inc. (“Lehman Commodities”) is the counterparty to a derivative contract, commonly referred to as a “zero cost collar”, for oil volumes of 1,000 Bbls per day for the full year 2011. This represents approximately 8% of the Partnership’s total 2011 oil and gas hedge portfolio. The reference price for the zero cost collar is NYMEX West Texas Intermediate crude oil. The floor price for the collar is $105.00 per Bbl and the ceiling price is $174.50 per Bbl. Because this was a zero cost collar, the Partnership did not make any cash payment for this contract. Neither Lehman Holdings nor any of its affiliates is the counter party to any other of the Partnership’s oil and gas hedges in its portfolio.

Lehman Commodities is also the counterparty to an interest rate swap on a $50 million principal amount covering the period from January 8, 2008 to July 8, 2009. Under this interest rate swap, the Partnership is obligated to pay Lehman Commodities interest at a fixed rate of 3.438% per annum and Lehman Commodities is obligated to pay the Partnership interest at a rate equal to the 1-month LIBOR, with the net amount payable to the other party monthly.

Lehman Holdings is the guarantor of these derivative contracts. Lehman Holdings has filed a voluntary bankruptcy petition with the United States Bankruptcy Court for the Southern District of New York. The Partnership has the right to terminate the contracts based on Lehman Holdings’ bankruptcy filing.

Sums due between the Partnership and Lehman Commodities under the derivative contracts can be offset against each other. Based on oil prices and interest rates as of 8:00 am on September 17, 2008, if the Partnership were to terminate the derivative contracts with Lehman Commodities and replace them on the same date with hedges with the same terms, the net cost to the Partnership is estimated to be approximately $6.5 MM. This cost will change as oil prices change and could be lower or higher depending on the actual date of termination.

In addition, a separate Lehman Holdings affiliate is currently a lender under the Partnership’s amended and restated bank credit facility dated as of June 17, 2008. As of today, the Lehman affiliate had a commitment of $1 million of the current borrowing base of $900 million under the credit facility and, therefore, availability under the facility would not be materially impacted were they not to fund.

The Partnership is currently assessing its options with respect to these derivative contracts and its rights under the credit facility. In the event that the Partnership elects to terminate the contracts, then it will have a claim against Lehman Commodities and Lehman Holdings, as guarantor.

About BreitBurn Energy Partners L.P.

BBEP is a publicly-traded independent oil and gas limited partnership focused on the acquisition, exploitation, development and production of oil and gas properties. These producing and non-producing crude oil and natural gas reserves are located in the Antrim Shale in Michigan, the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Sunniland Trend in Florida, the New Albany Shale in Indiana and Kentucky, and the Permian Basin in West Texas. See www.BreitBurn.com for more information.

Cautionary Statement Relevant to Forward - Looking Information

This press release contains forward-looking statements relating to BreitBurn's operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," "immediately accretive," "in the future," and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, BreitBurn undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: inaccuracies in the estimated timing and amount of future production of oil and natural gas due to numerous factors, including permit delays or restrictions, weather, equipment failures, delays or lack of availability, unexpected subsurface or geologic conditions, lack of capital, increases in the costs of rented or contracted equipment, increases in labor costs, volumes of oil or gas greater or lesser than anticipated, and changes in applicable regulations and laws; unexpected problems with wells or other equipment, particularly in our Florida properties where production is concentrated in relatively few wells; the lack of availability of drilling and production equipment or unexpected increases in the cost of such equipment; unexpected changes in operating costs and other expenses, including utilities, labor, transportation, well and oil field services, taxes, permit fees, regulatory compliance, and other costs of operation; the potential for oil and gas operating costs to increase while corresponding sales prices of oil and gas are wholly or partially fixed due to our use of derivative contracts, or "hedges", to limit price volatility; changes in crude oil and natural gas prices, including price discounts and basis differentials; the potential for the counter-parties to hedge or derivative contracts to refuse or fail to perform under those agreements; and the other factors set forth under the heading "Risk Factors" incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

BBEP-IR

Contacts:
BreitBurn Energy Partners L.P.
James G. Jackson, 213-225-5900 ext. 273
Executive Vice President and Chief Financial Officer
or
Ruder Finn/West
Pierre Hirsch, 415-692-3060

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